SECURITIES AND EXCHANGE COMMISSION


                          Washington, DC  20549


                               FORM 8-K


                            CURRENT REPORT

                  Pursuant to Section 13 or 15 (d) of the
                    Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported):  October 30, 2003



                            GAVELLA CORP.
           (Exact name of registrant as specified in charter)



    Delaware                  000-31143              22-3742159
(State or other             (Commission           (IRS Employer
 jurisdiction               File Number)         Identification No.)
of incorporation)



                         215 West Main Street
                     Maple Shade, New Jersey  08052
                (Address of principal executive offices)


Registrant's telephone number, including area code      (856) 667-0600

ITEM 5.  OTHER EVENTS.


On September 30, 2003, Gavella transferred all of the assets and liabilities of its 100% wholly owned subsidiary, Spring Village Holdings, Inc., plus a $350,000 promissory note from SVG Properties, L.P., to Bartram Holdings, Inc., a newly formed Delaware corporation, in exchange for 6,500,000 shares of $.001 par value Bartram common stock. Spring Village owns a 31% controlling interest in SVG Properties, L.P., a New Jersey limited partnership. The Partnership owns a 124 unit apartment complex. The transfer of Spring Village Holdings, Inc. to Bartram was the result of a decision by Gavella's Board of Directors to separate our investment and consulting business and our real estate business into two separate corporations.

The Gavella Board of Directors has also authorized that Gavella will distribute to its shareholders one share of Bartram common stock for each share of Gavella common stock owned by the shareholders of record as of a date to be determined by Gavella's Board of Directors. It is anticipated that Gavella will retain approximately 12% of the Bartram shares after the share distribution.

Additional information concerning this transaction may be found in a Form 10-SB filed by Bartram with the Securities and Exchange Commission on October 30, 2003, which can be found at the following Internet address: http://www.sec.gov.

Certain statements made in this Press Release are "forward looking statements". Without limiting the generality of the foregoing, such information can be identified by the use of forward-looking terminology such as "anticipate", "will", "would", "expect", "intend", "plans to" or "believes", or other variations thereon, or comparable terminology. Actual results, performance or developments may differ materially from those expressed or implied by such forward-looking statements as a result of market uncertainties or industry factors. Gavella Corp. disclaims any obligation or responsibility to update any such forward-looking statements.

ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS

     a.    N/A

     b.    N/A

     c.    Exhibits

           Exhibit 99.1 - Press Release

                               SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                          GAVELLA CORP.

                                          /s/ Harry J. Santoro
DATED: November 12, 2003
                                          By: Harry J. Santoro
                                          President